EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER EARNINGS OF $4.0 MILLION
SOLID RESULTS BRING INCREASED QUARTERLY CASH DIVIDEND TO SHAREHOLDERS

NOVATO, CA, October 21, 2013 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced third quarter 2013 earnings of $4.0 million, compared to $3.1 million in the second quarter of 2013 and $3.2 million in the third quarter of 2012. Diluted earnings per share totaled $0.72 in the third quarter, compared to $0.55 in the prior quarter and $0.59 in the same quarter a year ago. Earnings for the nine-month period ended September 30, 2013 totaled $11.9 million compared to $13.1 million in the same period a year ago. Diluted earnings per share for the nine-month period ended September 30, 2013 totaled $2.16 compared to $2.41 in the same period a year ago.

"Our earnings were solid this quarter as the underlying fundamentals of our business remain very healthy, reflected by the increased dividend," said Russell A. Colombo, President and Chief Executive Officer. "In addition to focusing on credit quality and maintaining the overall strength of our loan portfolio, we are on track with the Bank of Alameda acquisition and have received their shareholder approval for the transaction."

 Bancorp also provided the following highlights on its operating and financial performance for the third quarter of 2013:

•
On July 1, 2013, Bancorp entered into a definitive agreement to acquire NorCal Community Bancorp, parent company of Bank of Alameda. Regulatory approval has been received from the California Department of Business Oversight, and Bancorp expects to receive the remainder of the regulatory approvals within a month. Additionally, NorCal shareholders gave their approval on October 17, 2013. The thirty day election process whereby NorCal shareholders will elect to receive cash, shares of Bancorp common stock or a combination in exchange for their NorCal shares is scheduled to begin on October 22, 2013. The transaction is on schedule to close in the fourth quarter of 2013.

•
Credit quality remains solid with non-accrual loans representing 1.58% of total loans, down from 1.69% last quarter and 1.90% from the same period a year ago. Net charge-offs for the third quarter totaled $68 thousand, compared to $177 thousand in the prior quarter and $2.4 million in the same quarter a year ago. As a result of improving collateral values, $480 thousand in the provision for loan losses was reversed in the third quarter of 2013.

•
Deposits totaled $1.3 billion at September 30, 2013, compared to $1.2 billion at June 30, 2013, and $1.3 billion at September 30, 2012. Non-interest bearing deposits totaled 41.6% of total deposits as of September 30, 2013, compared to 40.7% at the prior quarter-end and 32.5% at September 30, 2012.

•
The total risk-based capital ratio for Bancorp was 14.1% at September 30, 2013 and 14.0% at June 30, 2013 and September 30, 2012. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution.

•
On October 17, 2013, the Board of Directors declared a quarterly cash dividend of $0.19 per share, a $0.01 increase from the prior quarter. The cash dividend is payable to shareholders of record at the close of business on November 1, 2013 and will be payable on November 8, 2013. Since the record date for this dividend will occur before the closing of the NorCal acquisition, NorCal shareholders will not participate in this dividend.

Loans and Credit Quality

Gross loans totaled $1.1 billion at both September 30, 2013 and June 30, 2013, up from $1.0 billion at September 30, 2012. Non-accrual loans totaled $17.3 million, or 1.58% of Bancorp's loan portfolio at September 30, 2013, compared to $18.5 million, or 1.69% at June 30, 2013 and $19.2 million, or 1.90% a year ago. The decrease in non-accrual loans from the prior quarter primarily relates to pay downs on one commercial real estate loan and one commercial loan. Accruing loans past due 30 to 89 days totaled $2.2 million at September 30, 2013, compared to $566 thousand at June 30, 2013 and $2.1 million a year ago. The increase in past due loans in the third quarter of 2013 primarily relates to a $1.7 million loan that was in the process of being renewed, and has been renewed subsequent to September 30, 2013.

There was a reversal in the provision for loan losses totaling $480 thousand in the third quarter of 2013, compared to a provision for loan losses of $1.1 million in the prior quarter and $2.1 million in the same quarter a year ago. The reversal of the provision in the third quarter was primarily related to improved collateral values, a continued low level of net charge-offs and a low level of newly identified non-performing loans.

Deposits

Deposits totaled $1.3 billion at September 30, 2013, compared to $1.2 billion at June 30, 2013, and $1.3 billion at September 30, 2012. Non-interest bearing deposits totaled 41.6% of total deposits as of September 30, 2013, compared to 40.7% at the prior quarter-end and 32.5% at September 30, 2012. The increase in non-interest bearing deposits in 2013 compared to the prior year is primarily due to a strategic product change which discontinued interest on one type of consumer account in the first quarter of 2013. This resulted in a reclassification of the accounts from interest-bearing transaction to non-interest bearing accounts, with the affected balances totaling $83.1 million at September 30, 2013 and $82.6 million at June 30, 2013 respectively.

Earnings

"This quarter, elevated cash balances had an outsized impact on our net interest margin," said Tani Girton, Chief Financial Officer. "Due to the Bank of Alameda acquisition, and several new hires to prepare us for the integration and future growth, our efficiency ratio has increased this year. The results from acquired operations, as well as growth in our existing markets, should absorb those expenses as we move into next year."

Net interest income totaled $14.0 million in the third quarter of 2013 compared to $14.3 million in the prior quarter and $14.9 million in the same quarter a year ago. The tax-equivalent net interest margin was 3.99% in the third quarter of 2013 compared to 4.30% in the prior quarter and 4.44% in the same quarter a year ago. The decrease in the third quarter of 2013 compared to the prior quarter and same quarter a year ago relates to rate concessions, downward repricing on existing loans, new loans yielding lower rates and a lower level of income recognition on loans from the Charter Oak acquisition. Additionally, a higher concentration of lower yielding cash balances (interest-bearing due from banks) compounded the decline of net interest margin from the prior quarter.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended

	September 30, 2013		June 30, 2013		September 30, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$154	4 bps	$156	5 bps	$231	7 bps
Accretion on non-PCI loans	$214	6 bps	$246	7 bps	$232	7 bps
Gains on pay-offs of PCI loans	$—	0 bps	$149	4 bps	$101	3 bps

	Nine months ended

	September 30, 2013		September 30, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$545	5 bps	$1,219	12 bps
Accretion on non-PCI loans	$591	6 bps	$746	7 bps
Gains on pay-offs of PCI loans	$469	5 bps	$692	7 bps

Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. For acquired loans not considered credit-impaired, the level of accretion generally varies due to early pay-offs of these loans. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the third quarter of 2013 totaled $2.0 million, essentially flat versus the prior quarter, and slightly up from $1.8 million in the same quarter a year ago. The increase in the third quarter of 2013 compared to the same quarter a year ago primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, debit card and merchant interchange fees, and Wealth Management and Trust Services fees.

Non-interest expense totaled $10.1 million in the third quarter of 2013, compared to $10.4 million in the prior quarter and $9.6 million in the same quarter a year ago. The increase in non-interest expense from the same quarter last year relates to higher acquisition-related professional fees and higher staffing costs as the Bank continues to grow.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information about the Acquisition and where to Find It

In connection with the proposed acquisition, Bancorp filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 to register the shares of Bancorp common stock to be issued to the shareholders of NorCal Community Bancorp. The registration statement has become effective and includes a proxy statement/prospectus which was sent to the shareholders of NorCal Community Bancorp seeking their approval of the acquisition and related matters. In addition, Bancorp may file other relevant documents concerning the proposed acquisition with the SEC.

Shareholders of NorCal Community Bancorp are urged to read the registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the proposed acquisition because they contain important information about Bancorp, NorCal Community Bancorp and the proposed transaction. These documents will be of assistance to NorCal shareholders in making their election as to whether to receive cash, shares of Bancorp common stock or a combination in exchange for their NorCal shares. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus and/or the 8-K reports referenced above also may be obtained by directing a request by telephone or mail to Bank of Marin Bancorp, 504 Redwood Blvd, Suite 100, Novato CA, 94947 , Attention: Investor Relations (telephone: (415) 763-4523 ), or by accessing Bank of Marin's website at www.bankofmarin.com under “Investor Relations.” The information on Bank of Marin's website is not, and shall not be deemed to be, a part of this filing or incorporated into other filings it makes with the SEC.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2013

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	September 30, 2013	June 30, 2013	September 30, 2012
NET INCOME	$4,004	$3,055	$3,224
DILUTED EARNINGS PER COMMON SHARE	$0.72	$0.55	$0.59
RETURN ON AVERAGE ASSETS (ROA)	1.07%	0.86%	0.89%
RETURN ON AVERAGE EQUITY (ROE)	9.91%	7.72%	8.76%
EFFICIENCY RATIO	63.19%	64.12%	57.38%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.99%	4.30%	4.44%
NET CHARGE-OFFS/(RECOVERIES)	$68	$177	$2,396
NET CHARGE-OFFS TO AVERAGE LOANS	0.01%	0.02%	0.24%

YEAR-TO-DATE
NET INCOME	$11,925	$13,115
DILUTED EARNINGS PER COMMON SHARE	$2.16	$2.41
RETURN ON AVERAGE ASSETS (ROA)	1.10%	1.23%
RETURN ON AVERAGE EQUITY (ROE)	10.09%	12.32%
EFFICIENCY RATIO	61.49%	55.25%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.25%	4.78%
NET CHARGE-OFFS	$242	$3,700
NET CHARGE-OFFS TO AVERAGE LOANS	0.02%	0.36%

AT PERIOD END
TOTAL ASSETS	$1,483,603	$1,428,518	$1,435,114

LOANS:
COMMERCIAL AND INDUSTRIAL	$168,840	$170,443	$171,662
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$206,173	$206,191	$191,397
COMMERCIAL INVESTOR-OWNED	$547,337	$535,260	$438,685
CONSTRUCTION	$24,993	$27,728	$42,857
HOME EQUITY	$86,204	$90,296	$94,939
OTHER RESIDENTIAL	$43,572	$43,290	$53,590
INSTALLMENT AND OTHER CONSUMER LOANS	$15,732	$18,274	$20,580
TOTAL LOANS	$1,092,851	$1,091,482	$1,013,710

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$1,229	$2,022	$6,048
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$5,832	$6,024	$3,725
CONSTRUCTION	$7,045	$7,046	$5,787
HOME EQUITY	$359	$524	$881
OTHER RESIDENTIAL	$1,117	$1,148	$736
INSTALLMENT AND OTHER CONSUMER LOANS	$311	$321	$652
TOTAL NON-PERFORMING LOANS	$17,296	$18,488	$19,232

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$30,913	$27,602	$42,602
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$2,213	$566	$2,055
LOAN LOSS RESERVE TO LOANS	1.26%	1.32%	1.30%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.80	x	0.78	x	0.68	x
NON-PERFORMING LOANS TO TOTAL LOANS	1.58%	1.69%	1.90%
TEXAS RATIO[3]	9.85%	10.82%	12.01%

TOTAL DEPOSITS	$1,292,476	$1,224,437	$1,258,873
LOAN TO DEPOSIT RATIO	84.6%	89.1%	80.5%
STOCKHOLDERS' EQUITY	$161,711	$158,359	$147,336
BOOK VALUE PER SHARE	$29.61	$29.10	$27.45
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.9%	11.1%	10.3%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.9%	13.7%	13.8%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	14.1%	14.0%	14.0%
FULL TIME EQUIVALENT EMPLOYEES	234	243	234

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $12.6 million, $10.0 million and $15.7 million at September 30, 2013, June 30, 2013 and September 30, 2012, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.2 million, $2.1 million and $3.1 million that were accreting interest at September 30, 2013, June 30, 2013 and September 30, 2012, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $3.6 million, $3.5 million and $4.7 million at September 30, 2013, June 30, 2013 and September 30, 2012.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity includes common stock,retained earnings and unrealized gain on available for sale securities,net of tax,less intangible assets.
[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at September 30, 2013, June 30, 2013 and September 30, 2012

(in thousands, except share data; unaudited)	September 30, 2013	June 30, 2013	September 30, 2012
Assets
Cash and due from banks	$99,358	$32,175	$141,438
Investment securities
Held-to-maturity, at amortized cost	130,085	131,839	94,571
Available-for-sale (at fair value; amortized cost $118,353, $127,989 and $143,263 at September 30, 2013, June 30, 2013 and September 30, 2012, respectively)	119,340	129,562	146,789
Total investment securities	249,425	261,401	241,360
Loans, net of allowance for loan losses of $13,808, $14,357 and $13,139 at September 30, 2013, June 30, 2013 and September 30, 2012, respectively	1,079,043	1,077,125	1,000,571
Bank premises and equipment, net	8,947	9,178	8,989
Interest receivable and other assets	46,830	48,639	42,756
Total assets	$1,483,603	$1,428,518	$1,435,114

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$537,104	$498,572	$408,565
Interest bearing
Transaction accounts	76,221	80,221	158,957
Savings accounts	102,898	95,317	91,506
Money market accounts	437,247	410,676	422,874
CDARS® time accounts	1,474	4,296	33,699
Other time accounts	137,532	135,355	143,272
Total deposits	1,292,476	1,224,437	1,258,873
Federal Home Loan Bank borrowings	15,000	32,200	15,000
Interest payable and other liabilities	14,416	13,522	13,905
Total liabilities	1,321,892	1,270,159	1,287,778

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,462,061, 5,442,628 and 5,368,386 at September 30, 2013, June 30, 2013 and September 30, 2012, respectively	60,982	60,312	57,862
Retained earnings	100,157	97,135	87,429
Accumulated other comprehensive income, net	572	912	2,045
Total stockholders' equity	161,711	158,359	147,336
Total liabilities and stockholders' equity	$1,483,603	$1,428,518	$1,435,114

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income
Interest and fees on loans	$13,049	$13,366	$14,117	$40,050	$44,769
Interest on investment securities
Securities of U.S. Government agencies	553	585	731	1,763	2,515
Obligations of state and political subdivisions	524	437	382	1,599	1,224
Corporate debt securities and other	311	339	326	974	812
Interest due from banks and other	34	3	42	45	148
Total interest income	14,471	14,730	15,598	44,431	49,468
Interest expense
Interest on interest bearing transaction accounts	12	12	48	35	137
Interest on savings accounts	9	8	26	25	72
Interest on money market accounts	101	95	181	295	544
Interest on CDARS® time accounts	1	2	19	8	72
Interest on other time accounts	226	224	254	682	827
Interest on borrowed funds	80	84	153	243	417
Total interest expense	429	425	681	1,288	2,069
Net interest income	14,042	14,305	14,917	43,143	47,399
Provision for (reversal of) loan losses	(480)	1,100	2,100	390	2,200
Net interest income after provision for (reversal of) loan losses	14,522	13,205	12,817	42,753	45,199
Non-interest income
Service charges on deposit accounts	509	515	528	1,545	1,601
Wealth Management and Trust Services	532	539	507	1,618	1,451
Debit card interchange fees	288	280	261	820	754
Merchant interchange fees	196	222	183	623	562
Earnings on Bank-owned life Insurance	179	186	192	766	572
Loss on sale of securities	(35)	—	—	(35)	(34)
Other income	284	202	130	666	390
Total non-interest income	1,953	1,944	1,801	6,003	5,296
Non-interest expense
Salaries and related benefits	5,389	5,430	5,211	16,117	16,129
Occupancy and equipment	1,040	1,052	1,089	3,165	3,132
Depreciation and amortization	343	353	339	1,032	1,021
Federal Deposit Insurance Corporation insurance	244	223	221	681	672
Data processing	612	696	596	1,857	1,862
Professional services	775	814	519	2,116	1,620
Other expense	1,704	1,851	1,617	5,253	4,676
Total non-interest expense	10,107	10,419	9,592	30,221	29,112
Income before provision for income taxes	6,368	4,730	5,026	18,535	21,383
Provision for income taxes	2,364	1,675	1,802	6,610	8,268
Net income	$4,004	$3,055	$3,224	$11,925	$13,115
Net income per common share:
Basic	$0.74	$0.56	$0.60	$2.20	$2.46
Diluted	$0.72	$0.55	$0.59	$2.16	$2.41
Weighted average shares used to compute net income per common share:
Basic	5,433	5,419	5,344	5,414	5,335
Diluted	5,538	5,509	5,455	5,511	5,433
Dividends declared per common share	$0.18	$0.18	$0.18	$0.54	$0.52
Comprehensive income:
Net income	$4,004	$3,055	$3,224	$11,925	$13,115
Other comprehensive (loss) income
Change in net unrealized gain on available for sale securities	(621)	(1,666)	747	(2,591)	736
Reclassification adjustment for loss on sale of securities included in net income	35	—	—	35	34
Net change in unrealized gain on available for sale securities, before tax	(586)	(1,666)	747	(2,556)	770
Deferred tax (benefit) expense	(246)	(700)	314	(1,073)	324
Other comprehensive (loss) income, net of tax	(340)	(966)	433	(1,483)	446
Comprehensive income	$3,664	$2,089	$3,657	$10,442	$13,561

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2013			June 30, 2013			September 30, 2012
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$61,409	$34	0.22%	$4,485	$3	0.26%	$84,539	$42	0.19%
Investment securities [2,3]	254,515	1,539	2.42%	266,774	1,452	2.18%	241,461	1,578	2.61%
Loans [1,3,4]	1,093,846	13,248	4.74%	1,070,333	13,537	5.00%	1,014,708	14,265	5.50%
Total interest-earning assets [1]	1,409,770	14,821	4.11%	1,341,592	14,992	4.42%	1,340,708	15,885	4.64%
Cash and non-interest-bearing due from banks	32,482			27,331			55,727
Bank premises and equipment, net	9,092			9,313			9,042
Interest receivable and other assets, net	34,796			38,981			36,474
Total assets	$1,486,140			$1,417,217			$1,441,951
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$78,109	$12	0.06%	$83,285	$12	0.06%	$159,721	$48	0.12%
Savings accounts	100,730	9	0.03%	95,083	8	0.03%	91,020	26	0.11%
Money market accounts	431,332	101	0.09%	410,823	95	0.09%	435,110	181	0.17%
CDARS® time accounts	2,873	1	0.14%	5,194	2	0.15%	29,519	19	0.25%
Other time accounts	137,733	226	0.65%	136,759	224	0.66%	143,668	254	0.70%
Overnight borrowings [1]	—	—	—%	12,785	5	0.15%	—	—	—%
FHLB fixed-rate advances	15,000	80	2.07%	15,000	79	2.07%	15,000	79	2.07%
Subordinated debenture [1]	—	—	—%	—	—	—%	4,239	74	6.83%
Total interest-bearing liabilities	765,777	429	0.22%	758,929	425	0.22%	878,277	681	0.31%
Demand accounts	547,634			486,410			404,677
Interest payable and other liabilities	12,409			13,092			12,548
Stockholders' equity	160,320			158,786			146,449
Total liabilities & stockholders' equity	$1,486,140			$1,417,217			$1,441,951
Tax-equivalent net interest income/margin [1]		$14,392	3.99%		$14,567	4.30%		$15,204	4.44%
Reported net interest income/margin [1]		$14,042	3.90%		$14,305	4.21%		$14,917	4.35%
Tax-equivalent net interest rate spread			3.89%			4.20%			4.33%

	Nine months ended			Nine months ended
	September 30, 2013			September 30, 2012
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$24,072	$45	0.25%	$80,562	$148	0.24%
Investment securities [2,3]	268,463	4,775	2.37%	223,503	5,050	3.01%
Loans [1,3,4]	1,075,825	40,595	4.98%	1,023,980	45,203	5.80%
Total interest-earning assets [1]	1,368,360	45,415	4.38%	1,328,045	50,401	4.99%
Cash and non-interest-bearing due from banks	29,370			53,676
Bank premises and equipment, net	9,277			9,187
Interest receivable and other assets, net	37,211			35,701
Total assets	$1,444,218			$1,426,609
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$96,736	$35	0.05%	$150,150	$137	0.12%
Savings accounts	97,474	25	0.03%	85,011	72	0.11%
Money market accounts	424,767	295	0.09%	434,359	544	0.17%
CDARS® time accounts	6,941	8	0.15%	32,541	72	0.29%
Other time accounts	138,239	682	0.66%	145,023	827	0.76%
Overnight borrowings [1]	5,420	7	0.17%	—	—	—%
FHLB fixed-rate advances	15,000	236	2.07%	16,606	265	2.10%
Subordinated debenture [1]	—	—	—%	4,745	152	4.21%
Total interest-bearing liabilities	784,577	1,288	0.22%	868,435	2,069	0.32%
Demand accounts	488,227			402,276
Interest payable and other liabilities	13,455			13,665
Stockholders' equity	157,959			142,233
Total liabilities & stockholders' equity	$1,444,218			$1,426,609
Tax-equivalent net interest income/margin [1]		$44,127	4.25%		$48,332	4.78%
Reported net interest income/margin [1]		$43,143	4.16%		$47,399	4.69%
Tax-equivalent net interest rate spread			4.16%			4.67%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.